EXHIBIT 99.1
                                                                    ------------


                                CLARK CONSULTING


CONTACT:      JIM RADOSEVICH
              VICE PRESIDENT, CORPORATE FINANCE & INVESTOR RELATIONS
              PHONE: 847-304-5800; EMAIL - JIM.RADOSEVICH@CLARKCONSULTING.COM


                 CLARK CONSULTING REPORTS THIRD QUARTER RESULTS
                   Company reports earnings per share of $0.15


Barrington, IL, October 23, 2003 - Clark Consulting (NYSE:CLK), a national firm dedicated to helping companies keep their best people through integrated compensation, benefits and funding solutions, today announced third quarter results.

THIRD QUARTER HIGHLIGHTS

         o Total revenues were $77.9 million, a 23.9% increase from third quarter 2002

         o Operating income was $10.5 million, as compared to $3.7 million in third quarter 2002

         o        Net income grew 59.7% to $2.8 million, resulting in $0.15 EPS

         o The Company closed contracts with two of its core insurance carriers, resulting in revenue of $2.7 million for the quarter and substantial recurring revenue expected in future periods as a result of inforce business with these carriers

         o The Company completed two acquisitions of independent consultants in its Banking Practice

         o        The Company added a new Chief Financial Officer, Jeffrey W.
                  Lemajeur, to its senior management team

The Company produced third quarter 2003 revenues of $77.9 million, an increase of 23.9% from revenues of $62.8 million in the third quarter of 2002. Third quarter operating income was $10.5 million, as compared to $3.7 million in the comparable 2002 period. Clark Consulting reported net income for the third quarter of $2.8 million, or $0.15 per diluted share, versus net income of $1.7 million, or $0.10 per diluted share, for the same period last year.

FINANCIAL SUMMARY OF OPERATIONS ($ IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                                  Three months ended
                                                    September 30,
                                           2003                         2002
                                          -----                        -----
          Total Revenue                   $77.9                        $62.8
          Operating Income                 10.5                          3.7
          Net Income                        2.8                          1.7
          EPS (Diluted)                   $0.15                        $0.10
                                                 as of 9/30/03    12/31/02
                                                       -------    --------
          Unrestricted Cash                            $ 13.6      $ 14.5
          Restricted Cash                              $ 14.1      $ 14.1
          Recourse Debt                                  86.2       113.1
          Non-Recourse Debt *                           292.0       305.0
          Recourse Debt/Capitalization ratio             25.4%       31.9%
          Total Debt/Capitalization ratio                59.8%       63.4%

* debt incurred as a result of a securitization of specified inforce revenues, which is generally non-recourse to the Company's general assets

First-year revenue during third quarter 2003 was $43.4 million compared to $45.0 million in the third quarter of 2002. First-year revenue includes $2.7 million from the execution of contracts with two insurance carriers, creating an additional income stream on its inforce insurance block. The decrease in first-year revenue was due to lower-than expected new business-owned life insurance sales at the Company's Executive Benefits Practice and the Banking Practice. The Company believes these sales were negatively impacted by legislative uncertainty, which is described more fully below. Renewal revenue in the third quarter increased 92.8% to $34.4 million, which was impacted primarily from the November 2002 acquisition of LongMiller.

Quarterly results (000's)    9/30/03      9/30/02     Difference      % Change
                             -------      -------     ----------      --------
First-year revenue            $43.4        $45.0        - $1.6         - 3.4%
Renewals and other            $34.4        $17.9         $16.5          92.8%

Commission expense was $21.2 million, or 27.2% of total revenue as compared to $19.0 million or 30.2% of total revenue in third quarter 2002. The reduction of commission expense as a percent of total revenue is a result of a higher percentage of revenue coming from renewals, which generally has a lower commission percentage than first-year revenue. G&A expense was $40.4 million for the quarter or 51.9% of total revenue, as compared to $38.0 million for third quarter 2002 or 60.5% of total revenue. The lower percentage of G&A expense to revenue reflects good expense control across the board and a positive contribution from LongMiller.

Amortization expense for the quarter was $5.8 million as compared to $2.2 million in the prior year period. Amortization is a non-cash expense and on a pre-tax basis is equivalent to $0.31 per share for the quarter. Interest expense was $6.1 million in the quarter as compared to $0.6 million in the comparable 2002 period. The increase in amortization and interest expense is a result of the LongMiller acquisition. Pre-tax income was $4.6 million, a 42.2% increase from third quarter 2002. Net income was $2.8 million, or $0.15 per share, an increase of 59.7% over third quarter 2002 net income of $1.7 million, or $0.10 per share.

During the third quarter, the Company completed agreements with two of its core insurance carriers, which will generate additional revenue on its existing blocks of business with these carriers. The agreements resulted in revenue of $2.7 million for the quarter, and are expected to generate $750 thousand per quarter starting in the fourth quarter of 2003 and increasing to $1.1 million per quarter starting in the third quarter of 2004. The expected revenue streams are based on the Company's existing inforce business with these carriers, and would be negatively impacted by potential future surrenders of the inforce business or non-renewal of the agreements and positively impacted by asset growth of these contracts.

On September 17, 2003, the Senate Finance Committee introduced an amendment to a pension bill that if enacted, would negatively impact the sale of new bank-owned and corporate-owned life insurance ("BOLI/COLI"). The amendment was originally drafted to pertain to policies purchased after September 17, 2003 and all existing contracts would be grandfathered. On October 1st, the Senate Finance Committee brought the pension bill that it approved back before the Committee and moved the effective date of the BOLI/COLI provision to apply to policies issued on or after the "date of enactment." The Committee also agreed to hold a hearing on BOLI/COLI during October and to mark up the pension bill yet again following that hearing. During the period between September 17 and October 1, 2003 the Company experienced a significant slow-down in new business revenue due to the effective date contained in the September 17, 2003 BOLI/COLI provision.

The Company believes the BOLI/COLI provision will not be enacted in its current form, and that an enactment of any form of this legislation will be delayed past this calendar year and possibly beyond 2004. Because of the Senate Finance Committee's change to move the effective date to the date of enactment, the Company does not expect any further short-term impact from the pending COLI provision.

"The legislative uncertainty caused by the Senate Finance Committee's BOLI/COLI provision hindered our sales efforts within the quarter", commented Tom Wamberg, Chairman and Chief Executive Officer of Clark Consulting. "Although this caused some challenges, we were able to meet our expectations for the quarter due to strong renewal revenues and agreements with two of our core carriers." Mr. Wamberg added "We feel we have been able to resume business as usual with our BOLI/COLI initiatives given the current legislative outlook. Also, although we tend to lag an economic recovery, our business should begin to benefit this next year if economic conditions continue to strengthen."

NINE-MONTH RESULTS

For the nine months ended September 30, 2003, total revenue was $239.7 million, an increase of 30.5% from the first nine months of 2002. First-year revenue for the nine-month period ending September 30, 2003 was $128.3 million, up 13.9%, as compared to $112.6 million for the first nine months in 2002. Renewal revenue was $111.5 million, up 56.8% from last year's comparable period, primarily due to the LongMiller acquisition. Year-to-date revenue growth was particularly strong in the Company's Banking Practice and Federal Policy Group.

Commission expense for the nine-month period ended September 30, 2003 was $68.0 million, or 28.4% of total revenue, as compared to $59.2 million, or 32.2% of total revenue in the first nine months of 2002. Operating income was $30.8 million, a 107.9% increase from operating income of $14.8 million in the comparable period of 2002. Amortization expense for the nine months was $16.1 million as compared to $6.1 million in the prior year period. Amortization is a non-cash expense that reduces operating income and on a pre-tax basis is equivalent to $0.87 per share year-to-date. Interest expense was $18.2 million in the period as compared to $1.4 million in the comparable 2002 period. The increase in amortization and interest expense are as a result of the LongMiller acquisition. Year-to-date net income was $8.3 million, an 11.0% increase from the prior year's period.

 "Year-to-date, our operating income has more than doubled from the prior year and the Company has improved its operating income margin to 12.8% for the nine months of 2003 as compared to 8.1% for the same period last year," stated Tom Pyra, Chief Operating Officer of Clark Consulting. "These improvements have been driven by many of the integration and cost-cutting initiatives enacted over the last year and have allowed us to pay-off almost $40 million in debt year-to-date. We continue to focus on increasing margins and using our strong cash flow to pay off debt and reduce financing costs."

OUTLOOK

Tom Wamberg stated, "We remain optimistic about our ability to meet our financial objectives for this year, despite external issues with carrier capacity, legislative activity and the weak economy. Our efforts to broaden and diversify our revenue sources are serving us well in this continued challenging environment. The intellectual capital and integrated product and service offerings we bring to market are helping us to strengthen our strategic position and to achieve our mission."

Founded in 1967, Clark Consulting is a firm with expertise in executive compensation and benefit design, funding and plan administration. With more than 4,800 corporate, healthcare and banking clients, our mission is in helping companies to keep their best people.

A conference call discussing the Company's third quarter 2003 results will take place this morning, October 23, 2003 at 10:00am CDT. The call will be webcast live and can be listened to by accessing the Company's website at www.clarkconsulting.com.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation, dependence on key consultants, the Company's dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressure, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption "Risk Factors" in the Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission.

Such statements reflect the current views of the Company's management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company's Internet site: http://www.clarkconsulting.com.

                                  CLARK, INC.
                                 BALANCE SHEET
                                   UNAUDITED
                     ($ IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                 September 30,      December 31,
                                                     2003               2002
                                                 -------------      ------------

                                     ASSETS

Current Assets

     Cash and cash equivalents                     $ 13,636           $ 14,524

     Restricted cash                                 14,095             14,065

     Accounts and notes receivable, Net              52,643             64,262

     Prepaid income taxes                             6,948              3,253

     Deferred income taxes                            1,607              1,252

     Other current assets                             2,984              2,945
                                                   --------           --------
          Total Current Assets                       91,912            100,301
                                                   --------           --------

Intangible Assets, Net                              589,417            600,195

Equipment and Leaseholde Improvements, Net           14,315             15,064

Other Assets                                         18,793             19,010
                                                   --------           --------

          TOTAL ASSETS                             $714,437           $734,570
                                                   ========           ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current Liabilities

     Accounts payable                              $  7,142           $ 11,065

     Accrued liabilities                             45,561             44,807

     Deferred revenue                                 3,641              2,349

     Debt maturing within one year                   30,063             22,675
                                                   --------           --------
          Total Current Liabilities                  84,407             80,896
                                                   --------           --------

Long Term Debt                                      348,148            395,384

Deferred Income Taxes                                15,679              8,837

Deferred Compensation                                 5,713              3,779

Interest rate swap                                      621                 --

Other non-current liabilities                         6,232              4,552


STOCKHOLDERS' EQUITY

     Common stock                                       185                181

     Paid-in-capital                                188,535            183,980

     Retained earnings                               65,287             56,961

     Other comprehensive income                        (370)                --
                                                   --------           --------

          TOTAL STOCKHOLDERS' EQUITY                253,637            241,122
                                                   --------           --------
          TOTAL LIABILITIES AND STOCKHOLDERS'
          EQUITY                                   $714,437           $734,570
                                                   ========           ========


                                  CLARK, INC.
                                INCOME STATEMENT
                                   UNAUDITED
                     ($ IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                             FOR THE THREE MONTHS ENDED           FOR THE NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                        SEPTEMBER 30,
                                                                2003            2002                 2003            2002
                                                             -----------    -----------           -----------    -----------

Total revenue                                                $    77,852    $    62,813           $   239,748    $   183,737

Commission and fee expense                                        21,166         18,971                67,988         59,208

General and administrative expense                                40,423         38,005               126,333        103,635

Amortization of intangibles                                        5,769          2,163                16,144          6,091

Settlement of litigation                                              --             --                (1,500)            --
                                                             -----------    -----------           -----------    -----------

     INCOME FROM OPERATIONS                                       10,494          3,674                30,783         14,803
                                                             -----------    -----------           -----------    -----------

Interest and other income                                            146            145                   511            457

Interest expense                                                  (6,080)          (588)              (18,247)        (1,428)
                                                             -----------    -----------           -----------    -----------

     Pre-tax income                                                4,560          3,231                13,047         13,832

Income tax expense                                                 1,809          1,487                 4,723          5,807
                                                             -----------    -----------           -----------    -----------

     Income, before cumulative effect of
     change in accounting principle                                2,751          1,744                 8,324          8,025
                                                             -----------    -----------           -----------    -----------

Cumulative effect of change in accounting
principle, net of tax                                                 --             --                    --            523
                                                             -----------    -----------           -----------    -----------

     NET INCOME                                              $     2,751    $     1,744           $     8,324    $     7,502
                                                             -----------    -----------           -----------    -----------

Basic net income per common share

     Net income                                              $      0.15    $      0.10           $      0.46    $      0.48

     Weighted average shares                                  18,399,980     16,845,529            18,281,336     16,753,347

Diluted net income per common share
     Net income, before cumulative effect of
     change in accounting principle                          $      0.15    $      0.10           $      0.45    $      0.46

     Cumulative effect of change in
     accounting principle                                             --    $        --                    --    $     (0.03)

     Net income                                              $      0.15    $      0.10           $      0.45    $      0.43
     Weighted average shares                                  18,700,694     17,160,676            18,645,244     17,289,292


                                  CLARK, INC.
                                INCOME STATEMENT
                                   UNAUDITED
                     ($ IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                             FOR THE THREE MONTHS ENDED           FOR THE NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                        SEPTEMBER 30,
                                                                2003            2002                 2003            2002
                                                             -----------    -----------           -----------    -----------
EXECUTIVE BENEFITS PRACTICE
     First year revenue                                      $     4,895    $     5,533           $    17,717    $    23,615
     Renewal revenue                                              12,452          9,769                41,113         43,040
                                                             -----------    -----------           -----------    -----------
          Total revenue                                           17,347         15,302                58,830         66,655
     Commission expense                                            7,564          7,624                25,474         33,348
     Operating expense                                             8,689          9,136                26,258         25,743
     Amortization                                                  1,044          1,144                 3,075          3,155
                                                             -----------    -----------           -----------    -----------
          Operating income                                   $        50    $    (2,602)          $     4,023    $     4,409
                                                             ===========    ===========           ===========    ===========

BANKING PRACTICE
     First year revenue                                      $    18,417    $    20,177           $    50,708    $    37,472
     Renewal revenue                                              19,404          5,794                61,575         20,616
                                                             -----------    -----------           -----------    -----------
          Total revenue                                           37,821         25,971               112,283         58,088
     Commission expense                                           12,657         10,274                39,429         23,117
     Operating expense                                             9,510          8,302                30,839         22,205
     Amortization                                                  4,166            400                11,395          1,164
                                                             -----------    -----------           -----------    -----------
          Operating income                                   $    11,488    $     6,995           $    30,620    $    11,602
                                                             ===========    ===========           ===========    ===========

HEALTHCARE GROUP
     First year revenue                                      $     7,214    $     7,426           $    20,559    $    22,544
     Renewal revenue                                               1,937          2,168                 7,109          6,511
                                                             -----------    -----------           -----------    -----------
          Total revenue                                            9,151          9,594                27,668         29,055
     Commission expense                                              945          1,073                 3,085          2,743
     Operating expense                                             6,162          6,074                19,232         19,889
     Amortization                                                    421            452                 1,262          1,356
                                                             -----------    -----------           -----------    -----------
          Operating income                                   $     1,623    $     1,995           $     4,089    $     5,067
                                                             ===========    ===========           ===========    ===========

HUMAN CAPITAL PRACTICE
     Total revenue                                           $     5,089    $     3,526           $    16,960    $     9,829
     Operating expense                                             6,523          6,534                20,335         13,117
     Amortization                                                     --             --                    --             --
                                                             -----------    -----------           -----------    -----------
          Operating income                                   $    (1,434)   $    (3,008)          $    (3,375)   $    (3,288)
                                                             -----------    -----------           -----------    -----------

                                  CLARK, INC.

                                   UNAUDITED

                     ($ IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                           FOR THE THREE MONTHS ENDED           FOR THE NINE MONTHS ENDED
                                                 SEPTEMBER 30,                        SEPTEMBER 30,
                                              2003            2002                 2003            2002
                                           -----------    -----------           -----------    -----------
PEARL MEYER PARTNERS
   Total revenue                             $  3,331       $ 3,016             $ 10,150        $  9,172
   Operating expense                            2,812         2,593                8,660           8,020
   Amortization                                     -             -                    -               -
                                             --------       -------             --------        --------
      Operating income                            519           423                1,490           1,152
                                             ========       =======             ========        ========

FEDERAL POLICY GROUP
   Total revenue                                3,966         2,780               10,963           6,590
   Operating expense                            1,959         1,558                5,512           3,562
   Amortization                                    96           125                  288             290
                                             --------       -------             --------        --------
      Operating income                          1,911         1,097                5,163           2,738
                                             ========       =======             ========        ========

BROKER DEALER
   Total revenue                                1,000           119                2,390           1,797
   Operating expense                              831           594                2,507           1,687
   Amortization                                     -             -                    -               -
                                             --------       -------             --------        --------
      Operating income                            169          (475)                (117)            110
                                             ========       =======             ========        ========

CORPORATE
   Total revenue                                  147         2,505                  504           2,551
   Operating expense                            3,937         3,214               11,490           9,412
   Amortization                                    42            42                  124             126
   Settlement of litigation                         -             -                    -               -
                                             --------       -------             --------        --------
      Operating income                       $ (3,832)      $  (751)            $(11,110)       $ (6,987)
                                             --------       -------             --------        --------
